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                                                                    EXHIBIT 12.1

                        HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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                                            THREE MONTHS
                                            ENDED MARCH                  YEARS ENDED DECEMBER 31,
                                              31, 1996     -----------------------------------------------------
                                            (UNAUDITED)      1995       1994       1993       1992       1991
                                           --------------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...............    $    98.70    $  505.50  $  369.70  $  478.50  $  634.70  $  509.40
Deduct:
  Equity income (loss)...................         (0.30)       13.60      10.50      17.80      15.80      14.60
                                           --------------  ---------  ---------  ---------  ---------  ---------
      Subtotal...........................         99.00       491.90     359.20     460.70     618.90     494.80
Add (Deduct):
  Dividends from less than 50% owned
   companies.............................        --             2.58       2.37       2.10       1.54       1.44
  Proporational shares of income (loss)
   before income taxes of 50% owned
   companies.............................         (0.08)         .41      (2.83)       .30        .79        .31
                                           --------------  ---------  ---------  ---------  ---------  ---------
Adjusted income..........................         98.92       494.89     358.74     463.10     621.23     496.55
                                           --------------  ---------  ---------  ---------  ---------  ---------
Fixed charges
  Interest on indebtedness:
    Honeywell Inc. and subsidiaries......         19.68        79.66      72.89      65.46      87.54      87.23
    50% owned companies..................        --           --         --         --         --         --
                                           --------------  ---------  ---------  ---------  ---------  ---------
      Subtotal...........................         19.68        79.66      72.89      65.46      87.54      87.23
Amortization of debt expense.............          1.19         3.66       2.61       2.54       2.36       2.17
Interest portion of rent expense.........         12.45        47.80      45.64      44.75      42.68      39.87
                                           --------------  ---------  ---------  ---------  ---------  ---------
      Total fixed charges................         33.32       131.12     121.14     112.75     132.58     129.27
                                           --------------  ---------  ---------  ---------  ---------  ---------
      Total available income.............    $   132.24    $  626.01  $  479.88  $  575.85  $  753.81  $  625.82
                                           --------------  ---------  ---------  ---------  ---------  ---------
                                           --------------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges.......          3.97         4.77       3.96       5.11       5.69       4.84
                                           --------------  ---------  ---------  ---------  ---------  ---------
                                           --------------  ---------  ---------  ---------  ---------  ---------
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